Exhibit 99.1

Mueller Industries, Inc. Reports First Quarter 2015 Results

MEMPHIS, Tenn., April 21, 2015 -- Mueller Industries, Inc. (NYSE: MLI) announced today that net income for the first quarter of 2015 was $22.0 million, or 39 cents per diluted share, compared with net income of $24.7 million, or 44 cents per diluted share, for the same period of 2014.

Net sales for the first quarter of 2015 were $537.2 million compared with $574.4 million for the same quarter of the prior year.  Despite unit volume increase of 3.6 percent over the same period in 2014, net sales decreased due primarily to lower copper costs that impacted the selling prices of the Company’s core products. Copper prices decreased 18 percent from the prior year averaging $2.66 per pound in the first quarter of 2015 compared with $3.24 per pound in the first quarter of 2014.

Financial and Operating Impacts/Highlights:

●	First quarter of 2014 operating income benefited from $4.5 million of unusual items. There were no such items in the first quarter of 2015.
●
Our US Copper Tube and Fittings operations as well as our Port Huron Brass Mill were adversely impacted by the severe winter weather that lingered into March.  In addition to lost production days, roughly four days in the Copper operations and two days in the Brass operation, we also incurred higher than normal repair and maintenance costs due to the harsh weather.

●	On March 30, 2015 we acquired the stock of Turbotec Products, Inc., a company that specializes in heat transfer technologies, for $14.2 million. This acquisition complements our HVACR growth strategy.
●	Ending cash for the period was $327 million or $5.74 per share and our current ratio remained strong at 4.2 to 1.

Regarding the outlook for 2015, Greg Christopher, CEO, said, “As we head into the second quarter, demand remains healthy as the economy continues its upward trend.  We expect to fully catch up production and service in the second quarter for the businesses hindered by the aforementioned weather related challenges.”

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products.  Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller’s business is importantly linked to: (i) the construction of new homes; (ii) the improvement and reconditioning of existing homes and structures; and (iii) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings.  The words “pro forma,” “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT: Jeffrey A. Martin, (901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended

(In thousands, except per share data)	March 28, 2015	March 29, 2014

Net sales	$537,242	$574,374

Cost of goods sold	460,834	495,777
Depreciation and amortization	7,853	8,107
Selling, general, and administrative expense	32,831	32,183

Operating income	35,724	38,307

Interest expense	(2,076)	(1,026)
Other income, net	105	88

Income before income taxes	33,753	37,369

Income tax expense	(11,413)	(12,415)

Consolidated net income	22,340	24,954

Net income attributable to noncontrolling interest	(362)	(248)

Net income attributable to Mueller Industries, Inc.	$21,978	$24,706

Weighted average shares for basic earnings per share	56,193	55,918
Effect of dilutive stock-based awards	731	853

Adjusted weighted average shares for diluted earnings per share	56,924	56,771

Basic earnings per share	$0.39	$0.44

Diluted earnings per share	$0.39	$0.44

Dividends per share	$0.075	$0.075

Summary Segment Data:
Net sales:
Plumbing & Refrigeration Segment	$305,017	$338,027
OEM Segment	235,317	240,030
Elimination of intersegment sales	(3,092)	(3,683)

Net sales	$537,242	$574,374

Operating income:
Plumbing & Refrigeration Segment	$19,491	$23,885
OEM Segment	22,548	21,286
Unallocated expenses	(6,315)	(6,864)

Operating income	$35,724	$38,307

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	March 28, 2015	December 27, 2014

ASSETS
Cash and cash equivalents	$326,894	$352,134
Accounts receivable, net	307,984	275,065
Inventories	246,395	256,585
Other current assets	59,858	57,429

Total current assets	941,131	941,213

Property, plant, and equipment, net	244,909	245,910
Other assets	138,790	140,973

	$1,324,830	$1,328,096

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$31,676	$36,194
Accounts payable	100,813	100,735
Other current liabilities	91,671	101,140

Total current liabilities	224,160	238,069

Long-term debt	205,000	205,250
Pension and postretirement liabilities	39,829	41,556
Environmental reserves	21,832	21,842
Deferred income taxes	23,100	24,556
Other noncurrent liabilities	3,107	1,389

Total liabilities	517,028	532,662

Total Mueller Industries, Inc. stockholders’ equity	774,863	762,150
Noncontrolling interest	32,939	33,284

Total equity	807,802	795,434

	$1,324,830	$1,328,096

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Quarter Ended

(In thousands)	March 28, 2015	March 29, 2014

Cash flows from operating activities
Consolidated net income	$22,340	$24,954
Reconciliation of consolidated net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,015	8,165
Stock-based compensation expense	1,349	1,194
Loss (gain) on disposal of properties	1	(1,413)
Deferred income taxes	(570)	(1,484)
Income tax benefit from exercise of stock options	(69)	(156)
Changes in assets and liabilities, net of business acquired:
Receivables	(36,692)	(49,482)
Inventories	7,534	(10,055)
Other assets	9,257	(14,467)
Current liabilities	(7,389)	(1,337)
Other liabilities	(131)	(989)
Other, net	245	398

Net cash provided by (used in) operating activities	3,890	(44,672)

Cash flows from investing activities
Business acquired	—	(30,137)
Capital expenditures	(7,392)	(9,199)
Net (deposits into) withdrawals from restricted cash balances	(12,593)	1,771
Proceeds from sale of assets	492	4,833

Net cash used in investing activities	(19,493)	(32,732)

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(4,216)	(4,196)
Repayment of debt by joint venture, net	(3,817)	(1,407)
Repayment of long-term debt	(250)	(250)
Issuance of debt	—	4,373
Net cash received to settle stock-based awards	93	224
Income tax benefit from exercise of stock options	69	156

Net cash used in financing activities	(8,121)	(1,100)

Effect of exchange rate changes on cash	(1,516)	179

Decrease in cash and cash equivalents	(25,240)	(78,325)
Cash and cash equivalents at the beginning of the period	352,134	311,800

Cash and cash equivalents at the end of the period	$326,894	$233,475